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                                 EXHIBIT 99.1

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                   ATRION TO ACQUIRE CARDIOVASCULAR BUSINESS


ARAB, Ala.--(BUSINESS WIRE)--Dec. 30, 1997--Atrion Corporation (Nasdaq/NM -
ATRI) today announced that it has entered into a definitive agreement to acquire certain assets related to the cardiovascular and specialized intravenous fluid delivery product lines of Quest Medical, Inc. (Nasdaq/NM - QMED) in a $24.5 million cash transaction. Atrion will use existing cash reserves to fund the acquisition. The Boards of Directors of both companies have approved the definitive purchase agreement and, subject to satisfaction of certain conditions, the acquisition is expected to be completed in late January 1998.

"We are very pleased to announce this acquisition," commented Jerry A. Howard, Atrion's Chairman, President and Chief Executive Officer. "For several years now, we have worked to reposition our company in medical products businesses that have attractive prospects for growth. When the transaction is completed, we will have built a substantial base of business, encompassing several complementary areas in what we believe is a rapidly growing field." Howard noted that the Quest Medical transaction will represent the fourth acquisition in that field by Atrion since 1994.

The cardiovascular products to be acquired by Atrion will include a myocardial protection system (MPS) used during open-heart surgery. The MPS was developed by Quest Medical and has been commercially marketed since September 1996. The MPS applies state-of-the-art technology, reliability, and safety for cardioplegia delivery. The cardiovascular product line also includes proprietary specialized pressure control valves, pre-bypass and arterial line filters, and bubble traps, which are used by perfusionists during cardiopulmonary bypass surgery. The intravenous fluid delivery product line includes more than 50 distinct models used for more complex therapy procedures employed in anesthesia administration, intravenous feeding, intensive care, and cancer therapy.

Most of these products are marketed through direct contact with hospitals, telemarketing, independent sales representatives, distributors, and direct mail. These cardiovascular and fluid delivery product lines generate net revenues of approximately $14.5 million per year. Domestic sales account for approximately 85% of these net revenues while European, Australian and Japanese sales account for the remaining 15%. Atrion's revenues from its existing businesses are approximately $30 million annually.

Howard pointed out that following the acquisition Atrion expects to achieve manufacturing and marketing synergies between its

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existing medical products businesses and those to be acquired from Quest
Medical. He noted that Atrion will also acquire Quest Medical's 27 patents relating to its cardiovascular and fluid delivery product lines, including five relating to the MPS unit.

Atrion will lease Quest Medical's present 107,000 square-foot manufacturing and executive office facility, located in Allen, Texas, for a period of one year following the closing of the acquisition. In addition, Atrion will have the option to purchase the Allen facility for $6.5 million. Atrion will relocate its executive offices to Allen following the consummation of the acquisition.

Atrion Corporation designs, develops, manufactures, sells and distributes medical products and components to markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results may differ materially. Therefore, the inclusion of such forward-looking information should not be regarded as a representation by Atrion that the objectives or plans of Atrion will be achieved. Such statements include, but are not limited to, Atrion's expectations regarding growth of the medical products industry and synergies that may be achieved upon completion of the transaction. Words such as "believe,"
"expects," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the effect of changing economic and business conditions, the successful integration of product lines to be acquired from Quest Medical with the Company's existing businesses, and changes in growth of the medical products industry.

Contact:

     Atrion Corp., Arab
     Jeffery Strickland, 205/586-1580

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